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INDEPENDENT AUDITORS' CONSENT





We consent to the incorporation by reference in this Registration Statement of Bionutrics, Inc. on Form S-8 of our report dated January 13, 1998 (which expresses an unqualified opinion and includes an explanatory paragraph relating to the ability of the Company to continue as a going concern), appearing in the Annual Report on form 10-K of Bionutrics, Inc. for the year ended October 31, 1997.



DELOITTE & TOUCHE LLP
Phoenix, Arizona

February 4, 1998